Exhibit 99.1

Hittite Microwave Corporation Reports Financial Results for the Fourth Quarter and Year 2011

CHELMSFORD, Mass.--(BUSINESS WIRE)--February 14, 2012--Hittite Microwave Corporation (NASDAQ:HITT) today reported revenue for the fourth quarter ended December 31, 2011 of $60.2 million, representing a decrease of 8.2% compared with $65.6 million for the fourth quarter of 2010, and a decrease of 11.6% compared with $68.1 million for the third quarter of 2011. Net income for the quarter was $21.2 million, or $0.69 per diluted share, an increase of 1.5% compared with $20.9 million, or $0.69 per diluted share, for the fourth quarter of 2010, and a decrease of 5.3% compared with $22.4 million, or $0.73 per diluted share, for the third quarter of 2011. Fourth quarter 2011 net income includes a $5.5 million, $0.18 per diluted share, tax benefit related to the resolution of a tax audit.

For the fourth quarter of 2011, revenue from customers in the United States was $27.7 million, or 46.0% of the company’s total revenue, and revenue from customers outside the United States was $32.5 million, or 54.0% of total revenue. Gross margin was 74.0% for the fourth quarter of 2011, compared with 74.5% for both the fourth quarter of 2010 and the third quarter of 2011. Operating income for the fourth quarter was $24.6 million, or 40.9% of revenue. Total cash and cash equivalents at December 31, 2011 was $353.7 million, an increase of $2.5 million for the quarter.

For the full year 2011, revenue was $264.1 million, an 8.1% increase from $244.3 million for 2010. Net income for the year was $84.7 million, or $2.77 per diluted share, an increase of 9.9% from $77.0 million, or $2.56 per diluted share, for 2010. Net bookings for 2011 were $256.9 million, compared with $254.9 million for 2010. Backlog at December 31, 2011 was $67.4 million compared with $74.5 million at December 31, 2010.

Business Outlook

The company expects revenue for the first quarter ending March 31, 2012 to be in the range of $61.0 million to $63.0 million and net income to be in the range of $15.5 million to $16.3 million, or $0.51 to $0.53 per diluted share.

Webcast and Taped Replay

The company will host a conference call to discuss its financial results at 5:00 p.m. ET today. A live webcast of the call will be available online on the Hittite Microwave website. To listen to the live webcast, go to the Investors page of the Hittite Microwave website at www.hittite.com and click on the webcast link located under News & Events. A telephonic replay of the call also will be available for one week after the live call by dialing 303-590-3030, access code 4505391. Following the call, a webcast replay will also be available by visiting the Investors page at www.hittite.com.

About Hittite Microwave Corporation

Hittite Microwave Corporation is an innovative designer and manufacturer of high performance integrated circuits, or ICs, modules, subsystems and instrumentation for technically demanding digital, RF, microwave and millimeterwave applications covering DC to 110 GHz. The company’s standard and custom products apply analog, digital and mixed-signal semiconductor technologies, which are used in a wide variety of wireless & wired communication and sensor applications for the automotive, broadband, cellular infrastructure, fiber optic, microwave & millimeterwave communications, military, space and test & measurement markets. The company is headquartered in Chelmsford, Massachusetts.

“Safe Harbor Statement” under the Private Securities Litigation Reform Act of 1995

Statements in this press release regarding Hittite Microwave Corporation that do not relate to historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any statements regarding our expectations as to future levels of revenue, net income and earnings per share. Readers are cautioned that these forward-looking statements are subject to risks and uncertainties and are only predictions, and actual future events and results may differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of macro-economic conditions on demand for our products; our ability to effectively manage our costs and expenses in response to fluctuations in our growth rate; market acceptance of our new products; our ability to assess accurately our end market requirements; our success in maintaining the business of our significant customers; our ability to keep pace with new semiconductor processes; risks related to our dependence on third-party suppliers; regulatory, operational, financial and political risks inherent in operating internationally; competition within the semiconductor industry; product returns and warranty claims; the possibility that intellectual property claims initiated by or against us could be costly or have adverse outcomes; and other risks and uncertainties that are discussed under “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, as filed with the Securities and Exchange Commission.

Hittite Microwave Corporation Condensed Consolidated Balance Sheets (unaudited)
(In thousands)
	December 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$353,667	$295,490
Accounts receivable, net	35,686	34,534
Inventories	38,460	23,219
Income taxes receivable	488	3,914
Prepaid expenses and other current assets	2,063	1,333
Deferred taxes	10,296	8,178
Total current assets	440,660	366,668
Property and equipment, net	32,550	29,470
Deferred taxes	466	-
Other assets	14,889	9,371
Total assets	$488,565	$405,509

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,146	$3,228
Accrued expenses	10,850	9,173
Deferred revenue and customer advances	2,498	10,222
Total current liabilities	16,494	22,623
Long-term income taxes payable	2,639	6,845
Deferred taxes	-	289
Total liabilities	19,133	29,757
Total stockholders' equity	469,432	375,752
Total liabilities and stockholders' equity	$488,565	$405,509

Hittite Microwave Corporation
Condensed Consolidated Statements of Operations (unaudited)
(In thousands except per-share data)
	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

Revenue	$60,222	$65,583	$264,108	$244,256
Cost of revenue	15,678	16,703	69,935	62,617
Gross profit	44,544	48,880	194,173	181,639
	74.0%	74.5%	73.5%	74.4%
Operating expenses:
Research and development	10,999	8,372	38,899	31,467
Sales and marketing	5,701	5,365	22,047	19,420
General and administrative	3,222	2,954	12,078	11,568
Total operating expenses	19,922	16,691	73,024	62,455
Income from operations	24,622	32,189	121,149	119,184
	40.9%	49.1%	45.9%	48.8%

Interest and other income (expense), net	76	139	602	62
Income before income taxes	24,698	32,328	121,751	119,246
Provision for income taxes	3,457	11,410	37,063	42,215
Net income	$21,241	$20,918	$84,688	$77,031

Earnings per share:
Basic	$0.70	$0.70	$2.81	$2.60
Diluted	$0.69	$0.69	$2.77	$2.56

Weighted Average Shares Outstanding:
Basic	30,234	29,963	30,178	29,584
Diluted	30,603	30,439	30,586	30,135

CONTACT:
Hittite Microwave Corporation
William W. Boecke
V.P. and Chief Financial Officer
978-250-3343